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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors Endocare, Inc.

     We consent to the use of our report dated February 10, 2000, relating to the consolidated balance sheets of Endocare, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders'/division equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Endocare, Inc., and to the reference to our firm under the caption "Experts" in the prospectus.

                                        /s/ KPMG LLP

Costa Mesa, California
December 21, 2000